Exhibit 99.1

For Immediate Release	Contact:	John A. Stiles John A. Stiles & Associates, L.L.C. 314-994-0560

American Association for Homecare and Trac Medical Solutions Agree On Industry Wide eCMN™ Solution

Schenectady, NY—February 13, 2004—Trac Medical Solutions (TracMed), a subsidiary of AuthentiDate Holding Corp. (NASDAQ: ADAT), announced today that it has entered into a nine year agreement with an affiliate of The American Association of Homecare (AAH) for an open industry solution that will deliver a unified platform for the processing of Electronic Certificates of Medical Neccesity (e-CMNs) and other electronic health care forms.

The e-CMN solution will incorporate the current CareCert™ technology, software based processing engine and applications from bConnected Software and the use of the USPS Electronic Postmark® (USPS EPM®) which adds trust and legal strength to electronic content. As a web-based service, the USPS EPM provides online verification of content authenticity, provides tamper detection and stores evidence of electronic content with the United States Postal Service.

AAH is a membership organization consisting of 800 home health care and home medical equipment companies that operate approximately 3,000 locations throughout the United States. TracMed believes that approximately 52 million Certificate’s of Medical Necessity (CMNs) and Written Orders are generated annually. After the e-CMN solution is fully deployed, which management expects in two years, TracMed believes it will be positioned to capture a significant percentage of these transactions.

The Company stated that the license fee for the e-CMN service will be between $36 and $50 per location per month and that the transaction fees will be between $1.80 and $3.00 per transaction. Certain of the revenues derived from this agreement will be shared with the American Association for Homecare and bConnected Software.

Earlier this year, AAH published a comprehensive white paper outlining the association’s vision for a software solution for the industry and called for the solution to be created with open standards to ensure full industry participation. In addition, the AAH white paper stated that it was essential the solution provide remote access through the internet using a web services interface. After extensive discussions the resulting agreement achieves the guidelines outlined in the white paper.

“This eCMN solution provides a cost-effective and compliant alternative to the current paper-intensive process. This collaborative solution comes at a perfect time for our members who are faced with shrinking reimbursement from Medicare, Medicaid and other insurance companies. We selected these companies because they have well developed technologies and ample experience in successfully providing business process management services to the homecare industry,” said AAHomecare President & CEO Kay Cox. “AAHomecare members are already using the present CareCert application from TracMed. It was essential that the new solution for the industry provide a seamless upgrade experience for the current users of CareCert, and at the same time provide an application designed for easy integration, and scalability for providers across the home care spectrum.”

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“The e-CMN product merges the trust and security of the USPS EPM with a highly efficient work flow tool to yield an order of magnitude improvement in the efficiency for DME’s,” stated John Botti, Chairman and CEO of AuthentiDate Holding Corp. “In meeting these guidelines, TracMed has set not only a standard for the Durable Medical Equipment industry, but has designed a solution that we believe could be replicated numerous times throughout the forms processing function of the Health Care Industry.”

About AuthentiDate Holding Corp.
AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells a complete line of proprietary document imaging products. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical uses the AuthentiDate service in the medical supply business.

American Association for Homecare
The American Association for Homecare (AAHomecare) is the only national association that represents every line of service within the homecare community. AAHomecare’s 3,000 member locations include providers and suppliers of home health services, durable medical equipment (DME) services and supplies, infusion and respiratory care services and rehabilitative and assistive technologies, as well as manufacturers and state associations.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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